As filed with the Securities and Exchange Commission on December 17, 2025

Registration No. 333-274043

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

Form S-8 Registration Statement

Under the Securities Act of 1933

LIBERTY MEDIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	37-1699499 (I.R.S. Employer Identification No.)

Liberty Media Corporation 2022 Omnibus Incentive Plan

Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended

Liberty Media Corporation 2013 Incentive Plan

(Amended and Restated as of March 31, 2015)

Liberty Media Corporation 2013 Nonemployee Director Incentive Plan

(Amended and Restated as of December 17, 2015)

(Full title of plan)

Renee L. Wilm

Chief Legal Officer & Chief Administrative Officer

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

(720) 875-5400

(Name, Address and Telephone Number, Including Area
Code, of Agent for Service)

Copy to: C. Brophy Christensen O’Melveny & Myers LLP Two Embarcadero Center 28th Floor, San Francisco, CA 94111 (415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Liberty Media Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on August 17, 2023 and subsequently amended by the Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed with the Commission on September 11, 2024 (Commission File No. 333-274043 and referred to herein as the “Registration Statement”) with respect to (i) 2,138,588 shares of the Registrant’s Series C Liberty Live common stock, par value $0.01 per share (“LLYVK”), thereby registered for offer or sale pursuant to the Liberty Media Corporation 2022 Omnibus Incentive Plan; (ii) 1,208,620 shares of LLYVK, thereby registered for offer or sale pursuant to the Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended; (iii) 340 shares of the Registrant’s Series A Liberty Live common stock, par value $0.01 per share (“LLVYA”), and 280,771 shares of LLYVK, thereby registered for offer or sale pursuant to the Liberty Media Corporation 2013 Incentive Plan, as amended; and (iv) 5,866 shares of LLYVK, thereby registered for offer or sale pursuant to the Liberty Media Corporation 2013 Nonemployee Director Incentive Plan, as amended.

The Registrant hereby terminates the effectiveness of the Registration Statement with respect to the LLYVK and LLYVA shares described above. As to any such LLYVK and LLYVA shares that had been registered for issuance pursuant to the Registration Statement that remain unissued and unsold as of the date of this Post-Effective Amendment, the Registrant hereby removes and withdraws all such securities from registration. This Post-Effective Amendment does not affect the registration of other securities of the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 17, 2025. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

LIBERTY MEDIA CORPORATION

By:	/s/ Brittany A. Uthoff
Name:	Brittany A. Uthoff
Title:	Vice President and Assistant Secretary